Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 6, 2016, with respect to the consolidated financial statements included in the Annual Report of Covisint Corporation on Form 10-K for the year ended March 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Covisint Corporation on Forms S-8 (File Nos. 333-202050 and 333-192931).

/s/ GRANT THORNTON LLP

Southfield, Michigan
June 6, 2016